Exhibit 10.1

Exchange Agreement

by and among

ConnectM Technology Solutions, Inc.;

Harry Kahn Associates, Inc. ;

William F. Mumma Jr.

and

Phillip V. Perry

i

Exhibits

Exhibit A	Form of Piggyback Registration Rights Agreement
Exhibit B	Promissory Note
Exhibit C-1	Muma Stock Power
Exhibit C-2	Perry Stock Power

ii

Exchange Agreement

Dated as of March 10, 2026

This Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”), by and among (i) ConnectM Technology Solutions, Inc., a Delaware corporation (“ConnectM”); (ii) Harry Kahn Associates, Inc., a New York corporation (“HKA”); (iii) William F. Mumma Jr. (“Mr. Mumma”); and (iv)  Phillip V. Perry (“Mr. Perry”). HKA, Mr. Mumma and Mr. Perry may be referred to herein collectively as the “HKA Parties” and each individually as a “HKA Party”. Each of ConnectM and the HKA Parties may be referred to herein collectively as the “Parties” and each individually as a “Party.”

Recitals:

WHEREAS, Mr. Mumma and Mr. Perry (each, a “Shareholder” and collectively, the “Shareholders”) are the sole shareholders of HKA, holding all of the issued and outstanding shares of stock, no stated par value per share, of HKA (the “HKA Shares”), representing 100% of the issued and outstanding equity securities of HKA, and the Shareholders desire to sell to ConnectM, and ConnectM desires to acquire from the Shareholders, all of such HKA Shares;

WHEREAS the transactions as set forth above, and in this Agreement overall, are referred to collectively, as the “Transactions”) and this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.         Definitions and Interpretation

Section 1.01         Defined Terms. In addition to the other terms defined herein, for purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(c)	“Board of ConnectM” means the Board of Directors of Connect M.

(d)	“Business Day” shall mean any day on which commercial banks are open for business in Delaware.

(e)	“Common Stock” means the common stock, par value $0.0001 per share, of ConnectM.

(f)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(g)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of HKA or obligating HKA to issue or sell any of its Equity Securities.

(h)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $1,000 or more.

(i)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(j)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(m)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(n)	“Knowledge of HKA” means the knowledge, assuming due inquiry, of Mr. Mumma, Mr. Perry or of any director or executive officer of HKA.

(o)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(p)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(q)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(r)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(s)	“Organizational Documents”, as to any Person, means the Certificate of Incorporation, Articles of Incorporation, Bylaws, Certificate of Formation, Operating Agreement, Shareholders’ Agreement and other similar or constating or operative entity documents of such Person, as applicable.

(t)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(u)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(v)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(w)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(x)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(y)	“Transaction Documents” means this Agreement, the Registration Rights Agreements, the Note, the Mumma Stock Power, the Perry Stock Power, and any other certificate, agreement or document entered into or delivered in connection with the Transactions as contemplated herein or therein.

Section 1.02         Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II.         The Transactions

Section 2.01         Exchange.

(a)	The HKA Parties represent and warrant that Mr. Mumma is the beneficial and record holder of 45 HKA Shares (the “Mumma Shares”), and that Mr. Perry is the beneficial and record holder of 45 HKA Shares (the “Perry Shares”).

(b)	On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Mr. Mumma shall sell, assign, transfer and deliver to ConnectM, free and clear of all security interests, liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description all of the Mumma Shares, and Mr. Perry shall sell, assign, transfer and deliver to ConnectM, free and clear of all security interests, liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description all of the Perry Shares. The Mumma Shares and the Perry Shares are referred to collectively as the “Transferred HKA Shares”.

(c)	In consideration of the acquisition of the Mumma Shares, ConnectM shall issue to Mr. Mumma 200,000 shares of Common Stock (the “Mumma Exchange Shares”).

(d)	In consideration of the acquisition of the Perry Shares, ConnectM shall issue to Mr. Perry 200,000 shares of Common Stock (the “Perry Exchange Shares”).

(e)	The Mumma Exchange Shares and the Perry Exchange Shares may be referred to collectively as the “Exchange Shares”. The Exchange Shares issued shall be free of any transfer restrictions, liens, or encumbrances and subject to a valid exemption from registration under the Securities Act.

(f)	Each Shareholder shall be responsible for the payment of any and all Taxes that may be imposed on such Shareholder pursuant to the Transactions.

Section 2.02          Additional Agreements.

(a)	At the Closing, ConnectM and each Shareholder shall enter into a Piggyback Registration Rights Agreement, each in the form as attached hereto as Exhibit A (each, a “Registration Rights Agreement”) with respect to the applicable Exchange Shares to be issued to such Shareholder. Notwithstanding the inclusion of the Registration Rights Agreements as a Transaction Document herein, this Agreement and the each Registration Rights Agreement shall be read, interpreted and enforced as independent and separate agreements.

(b)	At the Closing, ConnectM shall provide to HKA a loan in the amount as to be agreed by the Parties, which shall be based on HKA’s operating capital deficit (the “Working Capital Loan”), the proceeds of which shall be utilized by HKA following the Closing to repay the loans made to HKA from the officers of HKA (the “Officer Loans”), which loans are as identified in Section 3.06 of the Disclosure Schedules (as defined below), which Working Capital Loan shall be evidenced by the Promissory Note in the form as attached hereto as Exhibit B (the “Note”).

(c)	The Parties acknowledge and agree that, if HKA attains operational profitability (which shall mean that ConnectM has ceased funding operating deficit and is not providing any other additional working capital) within 90 days of Closing, $200,000 will be paid at that time to the Shareholders. If HKA doesn’t attain operational profitability within 90 days of Closing, $200,000.00 will be paid to the Shareholders, within one year of Closing, in a proportion as to be determined by the Shareholders.

(d)	The Parties acknowledge and agree that the Shareholders are personal guarantors with respect to (i) the Amended and Restated Business Access Line of Credit Note between HKA and M&T Bank, a New York banking corporation (the “M&T LOC”), and (ii) the Line of credit Note between HKA and PNC BANK, NATIONAL ASSOCIATION (the “PNC LOC”). Within 150 days of the Closing Date, either (i) the Parties shall execute and deliver such instruments as required to remove and release the Shareholders as guarantors with respect to the M&T LOC and the PNC LOC; or (ii) ConnectM shall repay the amounts due and payable pursuant to the M&T LOC and the PNC LOC.

Section 2.03         Closing. The closing of the Transactions as set forth in Section 2.01 (the “Closing”) shall occur on the Closing Date immediately following the execution of this Agreement.

Section 2.04         Closing Deliverables.

(a)	At the Closing, the HKA Parties shall deliver to ConnectM:

(i)	a certificate of the Shareholders and of a duly authorized officer of HKA dated as of the Closing Date, in form and substance satisfactory to ConnectM (A) certifying the name, title and true signature of each director or officer of HKA executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (B) attaching and certifying (i) a true, correct and complete copy of Organizational Documents of HKA as of the Closing, certified by the applicable Governmental Authority, and (ii) a certificate of good standing and legal existence of HKA issued by the applicable Governmental Authority, and each dated as of a date no earlier than three Business Days prior to the Closing Date;

(ii)	a copy of the Stock Power in the form as attached hereto as Exhibit C-1 (the “Mumma Stock Power”) with respect to the Mumma Shares, duly executed by Mr. Mumma;

(iii)	a copy of the Stock Power in the form as attached hereto as Exhibit C-2 (the “Perry Stock Power”) with respect to the Perry Shares, duly executed by Mr. Perry;

(iv)	a copy of a Registration Rights Agreement, duly executed by Mr. Mumma;

(v)	a copy of a Registration Rights Agreement, duly executed by Mr. Perry;

(vi)	a copy of the Note, duly executed by an authorized officer of HKA; and

(vii)	such other documents as ConnectM may reasonably request for the purpose of evidencing the accuracy of the HKA Parties’ representations and warranties; evidencing the performance by the HKA Parties of, or the compliance by the HKA Parties with, any covenant or obligation required to be performed or complied with by any of the HKA Parties; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, ConnectM shall:

(i)	Issue the Mumma Exchange Shares to Mr. Mumma and the Perry Exchange Shares to Mr. Perry, and the Parties acknowledge and agree that the Exchange Shares shall be issued in book entry format and shall not be certificated;

(ii)	Deliver to the Shareholders a certificate of a duly authorized officer of ConnectM dated as of the Closing Date, in form and substance satisfactory to the Shareholders (A) certifying the name, title and true signature of each director or officer of ConnectM executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (B) attaching and certifying (i) a true, correct and complete copy of Organizational Documents of ConnectM as of the Closing, certified by the applicable Governmental Authority, and (ii) a certificate of good standing and legal existence of ConnectM issued by the applicable Governmental Authority, and each dated as of a date no earlier than three Business Days prior to the Closing Date;

(iii)	Fund the Working Capital Loan to HKA;

(iv)	Deliver to Mr. Mumma the Registration Rights Agreement to which he is a party, duly executed by an authorized officer of ConnectM;

(v)	Deliver to Mr. Perry the Registration Rights Agreement to which he is a party, duly executed by an authorized officer of ConnectM;

(vi)	Deliver to HKA a copy of the Note, duly executed by an authorized officer of ConnectM; and

(vii)	Deliver to the Shareholders such other documents as the Shareholders may reasonably request for the purpose of evidencing the accuracy of ConnectM’s representations and warranties; evidencing the performance by ConnectM of, or the compliance by ConnectM with, any covenant or obligation required to be performed or complied with by ConnectM; or otherwise facilitating the consummation or performance of any of the Transactions.

(c)	At and following the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

Article III.         Representations and Warranties of the HKA Parties

As an inducement to the consummation of the Transactions, the HKA Parties, jointly and severally, represent and warrant to ConnectM, except as set forth in the schedules of exceptions to the representations of HKA Parties as delivered to ConnectM on the Closing Date (“Disclosure Schedules”), as follows:

Section 3.01          Organization and Qualification.

(a)	HKA is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of New York and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. HKA has not qualified to do business in any State other than New York and Maryland. To the Knowledge of HKA, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of HKA within such jurisdiction.

(b)	Each Shareholder is a natural person and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on his business in all material respects as it is now being conducted.

Section 3.02          Organizational Documents.

(a)	The Certificate of Incorporation and Bylaws of HKA (collectively, the “HKA Organizational Documents”) are attached in Section 3.02(a) of the Disclosure Schedules. HKA has taken all actions required by Laws, the HKA Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement. No HKA Party is a party to any shareholders’ agreement or other similar agreement relating to the operations or management of HKA.

(b)	Each HKA Party has full power, authority, and legal capacity to execute this Agreement and to consummate the Transactions.

Section 3.03          Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by each HKA Party, and the consummation of Transactions, have been duly authorized by each HKA Party and by any other Persons as required. This Agreement has been duly executed and delivered on behalf of each HKA Party. This Agreement constitutes a valid and binding obligation of each HKA Party enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04         No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of any Organizational Document of any HKA Party; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which any HKA Party is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which any HKA Party is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to any HKA Party.

Section 3.05          Equity Interests.

(a)	The authorized Equity Securities of HKA are comprised of 90 HKA Shares, of which 90 are issued and outstanding and held beneficially and of record, collectively, by the Shareholders. None of the outstanding HKA Shares were issued in violation of the preemptive or other rights of any shareholders or other Person. The Transferred HKA Shares constitute 100% of the issued and outstanding Equity Securities of HKA.

(b)	There are no outstanding or authorized Derivatives with respect to HKA. HKA does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, shareholder proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the HKA Shares other than the HKA Organizational Documents.

(c)	Mr. Perry is the record and beneficial owner of, and has good title to the Perry Shares, with the right and authority to sell and deliver the Perry Shares to ConnectM, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). Mr. Perry has the power and authority to transfer the Perry Shares to ConnectM as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering ConnectM or its designee as the new owner of the Perry Shares in the records maintained by HKA listing the names of stockholders and their respective ownership of HKA Shares, ConnectM or its designee will receive good title to the Perry Shares, free and clear of all Liens.

(d)	Mr. Mumma is the record and beneficial owner of, and has good title to the Mumma Shares, with the right and authority to sell and deliver the Mumma Shares to ConnectM, free and clear of Liens. Mr. Mumma has the power and authority to transfer the Mumma Shares to ConnectM as contemplated pursuant to the terms of this Agreement and upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering ConnectM or its designee as the new owner of the Mumma Shares in the records maintained by HKA listing the names of stockholders and their respective ownership of HKA Shares, ConnectM or its designee will receive good title to the Mumma Shares, free and clear of all Liens.

(e)	None of the Transferred HKA Shares is subject to pre-emptive or similar rights, either pursuant to any HKA Organizational Document, requirement of Laws or any Contract, and no HKA Party has any pre-emptive rights or similar rights to purchase or receive any Transferred HKA Shares or other interests in HKA.

Section 3.06         Liabilities. Section 3.06 of Disclosure Schedules sets forth, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by HKA, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by HKA, the repayment obligations for which are secured by any of HKA’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Closing Date and (iii) any other Liabilities of HKA. Section 3.06 of Disclosure Schedules also sets forth the amounts of the Officer Loans and the payees thereof, as of the Closing Date. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise Tax as may be applicable.

Section 3.07         Litigation and Proceedings. There are no actions, suits, proceedings, or investigations, other than those previously disclosed, pending or, to the Knowledge of HKA, threatened, by or against HKA or affecting HKA or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the Knowledge of HKA, there is no material default on the part of HKA with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 3.08         General Compliance. HKA is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by HKA under), nor has HKA received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on HKA.

Section 3.09          Compliance with Laws; Permits.

(a)	HKA has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of HKA have been either registered under the Securities Act or other applicable Law, or exempt from registration.

(b)	There are no Permits required for HKA to conduct its business.

(c)	HKA is not, and has not been, and the past and present directors, officers, shareholders and Affiliates of HKA are not and have not, been the subject of, nor does any director, officer, shareholder or Affiliate of HKA have any reason to believe that HKA or any of its directors, officers, shareholders or Affiliates will be, the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any Governmental Authority.

Section 3.10         Contracts.

(a)	Section 3.10(a) of Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which HKA is a party or by which it or any of its assets, products, technology, or properties are bound. In the case of oral agreements, Section 3.10(a) of Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which HKA is a party or by which its properties are bound and which are material to the operations of HKA are valid and enforceable by HKA in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

(c)	HKA owns, licenses or has rights to use any and all intellectual property and technology used in HKA’s business, and to the Knowledge of HKA, HKA’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 3.10(a) of Disclosure Schedules, HKA is not a party to any oral or written (i) Contract for the employment of any director, officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former director or officer of HKA, which, in each case cannot be terminated by HKA on notice of no more than ten (10) days at a cost of no more than $1,000.

Section 3.11         Bank Accounts; Power of Attorney. Section 3.11 of Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by HKA within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of HKA; (ii) all safe deposit boxes and other similar custodial arrangements maintained by HKA within the past twelve (12) months; (iii) the check ledger for HKA for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from HKA or who are otherwise authorized to act on behalf of HKA with respect to any matter, other than its directors and officers, and a summary of the terms of such powers or authorizations.

Section 3.12         Disclosure. HKA maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between HKA and an unconsolidated or other off balance sheet entity that is not disclosed by HKA in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on HKA.

Section 3.13         Intellectual Property.

(a)	HKA owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of HKA’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the Closing Date. To the Knowledge of HKA there is no infringement by HKA of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of HKA, being threatened against, HKA regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect on HKA.

(b)	Without limiting the generality of the foregoing, HKA has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of HKA, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to HKA any ownership interest and right they may have in Intellectual Property owned by HKA; and (ii) acknowledge HKA’s exclusive ownership of all Intellectual Property owned by HKA. The HKA Parties have provided ConnectM with true and complete copies of all such agreements. To the Knowledge of HKA, HKA is in material compliance with all legal requirements applicable to Intellectual Property owned by HKA and HKA’s ownership and use thereof.

(c)	All required filings and fees related to the Intellectual Property owned by HKA that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The HKA Parties have provided ConnectM with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(d)	HKA has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by HKA and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by HKA.

Section 3.14          Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of HKA are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by HKA, together with all other properties and assets of HKA, are sufficient for the conduct of HKA’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of HKA as conducted as of the Closing.

Section 3.15          Accounts Receivable. The accounts receivable reflected on the books and records of HKA and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by HKA involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of HKA not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.16          Title. HKA has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of HKA, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by HKA and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by HKA is held under valid, subsisting and enforceable leases with which HKA is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by HKA.

Section 3.17         Insurance. HKA is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of HKA believes to be prudent and customary in the businesses in which HKA is engaged. Other than as set forth in the Disclosure Schedules, HKA has not been refused any insurance coverage sought or applied for, and HKA has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of HKA, taken as a whole.

Section 3.18         Taxes.

(a)	HKA is taxed as a corporation.

(b)	HKA has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the directors or officers of HKA know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by HKA have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by HKA (whether or not shown on any Tax Return) have been, or will be, timely paid. HKA has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any taxing authority in any jurisdiction where HKA does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of HKA. The amount of HKA’s liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of HKA. All deficiencies asserted, or assessments made, against HKA as a result of any examinations by any taxing authority have been fully paid. HKA is not a party to any Action by any taxing authority. To the Knowledge of HKA, there are no pending or threatened Actions by any taxing authority against HKA.

(d)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of HKA.

(e)	HKA is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. HKA is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to HKA.

(f)	HKA is not, and has not been, a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. HKA has no Liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. HKA has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. HKA has not taken any action that could defer a Liability for Taxes of HKA from any period prior to the Closing to any period following the Closing.

(g)	No HKA Party is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No HKA Party is, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. No HKA Party has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. No HKA Party is, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of HKA under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(h)	No HKA Party has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No HKA Party has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(i)	None of the assets of HKA is property that HKA is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.19         Transactions with Affiliates. None of the directors, shareholders or officers of HKA and, to the Knowledge of HKA, none of the employees of HKA, is presently a party to any transaction with HKA (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of HKA, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of HKA’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of HKA and (iii) other employee benefits, including stock option agreements under any stock option plan of HKA.

Section 3.20         Foreign Corrupt Practices. No HKA Party, nor, to the Knowledge of HKA, any agent or other Person acting on behalf of HKA, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by HKA (or made by any Person acting on its behalf of which HKA is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.21         Money Laundering. HKA is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.22         Illegal or Unauthorized Payments; Political Contributions. No HKA Party nor, to the Knowledge of HKA, any of the officers, directors, employees, agents or other representatives of HKA or any other business entity or enterprise with which HKA is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of HKA.

Section 3.23         Environmental Laws. To Knowledge of HKA, HKA (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all Permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such Permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HKA.

Section 3.24         Investment Company. HKA is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.25         No Disqualification Events. None of HKA, any of their respective predecessors, any affiliated issuer, any director, executive officer, other officer of HKA, any beneficial owner of 20% or more of HKA’s outstanding voting Equity Securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with HKA in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. HKA has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.26         No Brokers. Other than Everingham & Kerr, Inc., no HKA Party has retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 3.27         Disclosure. All disclosure provided to ConnectM regarding the HKA Parties, their respective business and Transactions, including Disclosure Schedules to this Agreement, furnished by or on behalf of any HKA Party with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each HKA Party acknowledges and agrees that ConnectM has not made, nor is ConnectM making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Section 3.28         Investor Representations.

(a)	Each Shareholder represents that he possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the Exchange Shares. Each Shareholder represents and warrants that he has received and reviewed all of the filings and reports made by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act or the Exchange Act, including, without limitation (i) the Company’s annual report to shareholders for the most recent fiscal year; (ii) the Company’s definitive proxy statement filed in connection with that annual report; (iii) the Company’s most recent Form 10-K filed pursuant to the Exchange Act; and (iv) all Forms 8-K filed by the Company pursuant to the Exchange Act. Each Shareholder represents and warrants that he has received all information referenced in Rule 502(b) of Regulation D pursuant to the Securities Act. Each Shareholder understands and acknowledges that ConnectM is relying upon the representations herein to qualify for the exemption from the registration requirements of the Securities Act. Each Shareholder acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(b)	Each Shareholder is acquiring the Exchange Shares for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Shareholder further represents that he does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Exchange Shares to be issued to such Shareholder. Each Shareholder represents and warrants that such Shareholder (i) can bear the economic risk of his investment in the Exchange Shares, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in ConnectM and the Exchange Shares.

(c)	Each Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in ConnectM and the Exchange Shares, and that he has been furnished all materials that it has requested relating to ConnectM and the issuance of the Exchange Shares hereunder, and that he has been afforded the opportunity to ask questions of ConnectM’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such Shareholder.

(d)	Each Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

Article IV.         Representations and Warranties of ConnectM

As an inducement to, and to obtain the reliance of the HKA Parties, ConnectM represents and warrants as follows:

Section 4.01         Organization. ConnectM is a corporation duly incorporated, validly existing, and in good standing under the Laws of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of Transactions will not, violate any provision of ConnectM’s certificate of incorporation or by-laws. ConnectM has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to authorize the execution and delivery of this Agreement, and ConnectM has full power, authority, and legal right and has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to consummate the transactions herein contemplated.

Section 4.02         Power and Authority. ConnectM has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

Section 4.03         Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by ConnectM, and the consummation of Transactions, have been duly authorized by Board of ConnectM. This Agreement has been duly executed and delivered on behalf of ConnectM. This Agreement constitutes a valid and binding obligation of ConnectM enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04         No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of the Organizational Documents of ConnectM; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which ConnectM is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which ConnectM is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to ConnectM.

Section 4.05         Approval of Agreement and of Issuance of Shares. The Board of ConnectM has authorized the execution and delivery of this Agreement by ConnectM and has approved this Agreement and the issuance of the Exchange Shares.

Section 4.06         No Brokers. ConnectM has not retained any broker or finder in connection with any of the Transactions, and ConnectM has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.07         Disclosure. All disclosure provided to the HKA Parties regarding ConnectM, its business and Transactions, furnished by or on behalf of ConnectM with respect to the representations and warranties made herein are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. ConnectM acknowledges and agrees that the HKA Parties have not made, nor are the HKA Parties making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

Article V.         Covenants and Additional Agreements of the Parties

Section 5.01         Confidentiality.

(a)	Definitions. For purposes of this Agreement:

(i)	The Party disclosing Confidential Information hereunder shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information hereunder shall be referred to as the “Receiving Party”.

(ii)	Except as provided below, “Confidential Information” of Disclosing Party shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of the Disclosing Party and its subsidiaries and Affiliates (as defined below), including, but not limited to, product or service specifications, designs, drawings, prototypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each case that is marked as confidential, proprietary or secret, or with an alternate legend or marking indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, and, with respect to ConnectM, any other Material Non-Public Information (as defined below), in each case which is disclosed by the Disclosing Party or on its behalf, after the date hereof, to the Receiving Party either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential Information” of the Disclosing Party unless otherwise specifically indicated in writing to the contrary. The fact that the Parties are communicating regarding a potential business relationship shall also be deemed “Confidential Information” under this Agreement.

(iii)	“Material Non-Public Information” shall mean any information obtained by any HKA Party, whether otherwise constituting Confidential Information or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to ConnectM or any of its Equity Securities or debt, or any derivatives thereof, or information that is reasonably certain to have an effect on the price, value or trading price of ConnectM’s Equity Securities or debt, or any derivatives thereof, whether positive or negative.

(b)	Agreements.

(i)	For a period of five (5) years from the date of its receipt, the Receiving Party agrees to use the Confidential Information of the Disclosing Party only for the purpose of consummating the Transactions and shall use reasonable care not to disclose Confidential Information to any non-Affiliated third party, such care to be at least equal to the care exercised by Receiving Party as to its own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Receiving Party agrees that it shall make disclosure of any such Confidential Information of the Disclosing Party only to its Affiliates and their respective employees and Representatives, to whom disclosure is reasonably necessary for the Purpose. Receiving Party shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Receiving Party shall be responsible for the failure of its Representatives to comply with the terms of this Agreement.

(ii)	Without the prior consent of the Disclosing Party, the Receiving Party shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information of the Disclosing Party.

(iii)	Receiving Party acknowledges that the Confidential Information of the Disclosing Party disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Receiving Party agrees it will not knowingly export, directly or indirectly, any Confidential Information of the Disclosing Party or any direct product incorporating any Confidential Information of the Disclosing Party, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

(iv)	Nothing herein shall be construed as granting to Receiving Party or its Affiliates any right or license to use or practice any of the information defined herein as Confidential Information of the Disclosing Party and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by the Disclosing Party. Except as allowed by applicable law, Receiving Party shall not use any trade name, service mark or trademark of the Disclosing Party or refer to the Disclosing Party in any promotional or sales activity or materials without first obtaining the prior written consent of the Disclosing Party.

(c)	Exceptions. The obligations imposed in Section 5.01(b) shall not apply to any Confidential Information that:

(i)	was already in the possession of Receiving Party at the time of disclosure without restrictions on its use or is independently developed by Receiving Party after the Closing Date, provided that the person or persons developing same have not used such information received from the Disclosing Party, or is rightfully obtained from a source other than from the Disclosing Party;

(ii)	is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Receiving Party;

(iii)	is obtained by Receiving Party from a third person who is under no obligation of confidence to the Disclosing Party; or

(iv)	is disclosed without restriction by the Disclosing Party.

(d)	Standstill.

(i)	Each HKA Party acknowledges and agrees that ConnectM is a public company, currently trading on the OTC Markets.

(ii)	Each HKA Party agrees that, for as long as any information, including Confidential Information, continues to meet the definition of Material Non-Public Information as set forth herein (the “Standstill Period”), such HKA Party shall not, and all of its Representatives shall not:

(1)	buy or sell any securities or derivative securities of or related to ConnectM, or any interest therein;

(2)	undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act or of the Exchange Act, including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder;

(3)	effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other corporation, partnership, group, individual or other entity (each, a “Person”) to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in (A) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of ConnectM or any of its subsidiaries; (B) any tender or exchange offer, merger or other business combination involving ConnectM or any of its subsidiaries; (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to ConnectM or any of its subsidiaries, or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of ConnectM;

(4)	form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of ConnectM;

(5)	make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving ConnectM or its securities or assets;

(6)	otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ConnectM;

(7)	take any action which might force ConnectM to make a public announcement regarding any of the types of matters set forth in Section 5.01(d)(ii)(3); or

(8)	enter into any discussions or arrangements with any third party with respect to any of the foregoing.

(e)	Return of Confidential Information. Upon termination of this Agreement for any reason or upon request by the Disclosing Party made at any time, all Confidential Information of the Disclosing Party, together with any copies of same as may be authorized herein, shall be returned to the Disclosing Party, or destroyed and certified as such by an officer of Receiving Party, at the Receiving Party’s option. Receiving Party may retain one copy of all written Confidential Information for its files for reference in the event of a dispute hereunder or as is necessary to comply with its document retention policies.

(f)	Ownership of Confidential Information. As between the Disclosing Party and Receiving Party, the Confidential Information and any Derivative thereof (as defined below), whether created by the Disclosing Party or the Receiving Party, will remain the property of the Disclosing Party. For purposes of this Agreement, “Derivative” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

(g)	Acknowledgement. Each Party as Receiving Party acknowledges and agrees that, with respect to any information provided by Disclosing Party, its Affiliates, and their respective stockholders, members, partners, directors, managers, officers, employees, agents, advisors, and other representatives, each expressly disclaims any and all liability for representations, expressed or implied, contained in or omitted from such information, and nothing contained in such information is or shall be relied upon as a promise or representation by any Disclosing Party, its Affiliates, or any of their respective stockholders, members, partners, directors, managers, officers, employees, agents, advisors, or other representatives as to the past or future performance of Disclosing Party. Only those particular representations and warranties made by a Party herein shall have any legal effect. Each Party as Receiving Party further acknowledges and agrees that any such information provided by any Disclosing Party does not purport to be all-inclusive or to necessarily contain all the information that Receiving Party may desire, and such information may include certain statements, estimates and projections provided by Disclosing Party with respect to anticipated future performance (“forward looking statements”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements, estimates and projections reflect significant assumptions and subjective judgments by management of Disclosing Party concerning anticipated results. These assumptions and judgments may or may not prove to be correct and there can be no assurance that any projected result will be attainable or will be realized. As events and circumstances frequently do not occur as expected, there will usually be differences between anticipated and actual future performance, and those variances may be material. No Disclosing Party or its Affiliates or any of their respective stockholders, members, partners, directors, managers, officers, employees, agents, advisors, or other representatives makes any representations or warranties as to their accuracy or completeness except as specifically set forth herein .

(h)	Request for Confidential Information Pursuant to Court or Other Proceeding. If Receiving Party is requested or required (by oral questions, deposition, interrogatories, subpoena, civil investigative demand or other similar non-criminal process) to disclose any Confidential Information of the Disclosing Party supplied to Receiving Party under this Agreement, the Receiving Party will provide the Disclosing Party with prompt written notice of such request(s) so that the Disclosing Party may, at the Disclosing Party’s option, (a) seek an appropriate protective order; (b) consult with the Receiving Party on the advisability of taking steps to resist or narrow such request or requirement; or (c) waive in writing the Receiving Party’s compliance with the provisions of this Agreement for the sole purpose of complying with the request. If, in the absence of a protective order or the receipt of a written waiver hereunder, the Receiving Party is nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information of the Disclosing Party to any governmental tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party will cooperate with the Disclosing Party at the Disclosing Party’s expense in any attempt that the Disclosing Party may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal for all or designated portions of such Confidential Information disclosed by the Disclosing Party.

(i)	No License. Nothing in this Agreement shall be construed as granting any right or license to the Receiving Party or any other Party, by implication or otherwise, with respect to any Confidential Information of the Disclosing Party, except for the limited purposes set forth above and as otherwise specifically set forth herein.

Section 5.02         Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 5.03         Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 5.04         Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Article VI.         Survival; Indemnification

Section 6.01         Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the representations and warrants set forth in Section 3.01, Section 3.05 and Section 4.01 (the “Surviving Representations”) shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for (i) the later of (1) a period of five (5) years and (2) until fully performed; or (iii) for the period specified therein, as applicable. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 6.02         Indemnification by the Shareholders. Subject to the provisions of this Article VI, the Shareholders hereby covenant and agree with ConnectM that the Shareholders, jointly and severally, shall indemnify ConnectM and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (collectively, the “ConnectM Indemnified Parties”), and hold them harmless from, against and in respect of any and all Losses incurred by any ConnectM Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of any HKA Party in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by any HKA Party made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 6.03         Indemnification by ConnectM. Subject to the provisions of this Article VI, ConnectM hereby covenants and agrees the Shareholders shall indemnify the Shareholders and their respective Representatives, successors and assigns (collectively, the “Shareholder Indemnified Parties”) and hold them harmless from, against and in respect of any and all Losses incurred by any Shareholder Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by ConnectM made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 6.04         Indemnification Procedures. The Party or Parties making a claim under this Article VI is referred to as the “Indemnified Party” and the Party or Parties against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 6.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim, which notice shall describe the indemnification claim in reasonable detail; include the justification for the demand with reasonable specificity; include copies of all available material written evidence; and, if reasonably practical, indicate the estimated amount of damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.05         Payments. Upon a determination of liability under this Article VI, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five (5) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. Upon the payment in full of any amounts due under this Article VI with respect to any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

Section 6.06         Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)	The Shareholders, collectively, shall not be liable to the ConnectM Indemnified Parties for indemnification under Section 6.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of fraud or any inaccuracy in or breach of any of the Surviving Representations (the “Shareholder Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 6.02 (other than those based upon, arising out of, with respect to or by reason of the Shareholder Basket Exclusions) exceeds $20,000 (the “Basket”), in which event the Shareholders shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)	ConnectM shall not be liable to Shareholder Indemnified Parties for indemnification under and Section 6.03 until the aggregate amount of all Losses in respect of indemnification under Section 6.03 exceeds the Basket, in which event ConnectM shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)	The Parties acknowledge and agree that the maximum liability of the Shareholders, collectively on the one hand, or ConnectM on the other hand, under this Article VI shall be $100,000 (the “Cap”), and neither the Shareholders, collectively on the one hand, nor ConnectM, on the other hand, shall have any liability to the other in excess of Cap except in the case of fraud.

(d)	For the avoidance of doubt, the Parties acknowledge and agree that the Basket and the Cap shall be applied to the Shareholders collectively, as if the Shareholders were one “Party” hereunder and any utilization of the Basket or the Cap with respect to one Shareholder shall apply with respect to the other Shareholder.

Section 6.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Laws.

Section 6.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 6.09         Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VI shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Laws and except as otherwise specified in this Article VI or in Section 7.05, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Laws.

Article VII.         Miscellaneous

Section 7.01         Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email with return receipt requested, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

if to ConnectM to:

ConnectM Technology Solutions, Inc.

Attn: Bhaskar Panigrahi

2 Mount Royal Avenue, Suite 550

Marlborough, Massachusetts 01752

Email: Bhaskar@connectm.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: JCacomanolis@alclaw.com

If to any HKA Party, to the Shareholders:

William F. Mumma

19107 Woodburn Court

Hagerstown, MD 21742

Email: wmumma@myactv.net

Phillip V. Perry

19627 Granada Lane

Hagerstown, MD 21742

Email: pvperry@earthlink.net

With a copy, which shall not constitute notice, to:

Brian E. Barkley, Esq.

51 Monroe Street, Suite 1407

Rockville, MD 20850

Email: bbarkley@barkenlaw.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.02         Governing Law. This Agreement, and all matters based upon, arising out of or relating in any way to the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Maryland in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Maryland.

Section 7.03         Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MARYLAND, IN EACH CASE LOCATED IN WASHINGTON COUNTY, MARYLAND, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.04         Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.04. Each of the Parties acknowledge that each has been represented in connection with the signing of the waiver above by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of such waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 7.05         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

Section 7.06         Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damages.

Section 7.07         Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.08         Public Announcements and Filings. Unless required by applicable Laws or regulatory authority, or the rules and regulations of any securities market on which the securities of ConnectM are listed or available for trading, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Laws or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 7.09         Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, shareholder (other than the Shareholders), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 7.10         Expenses. Except as specifically set forth herein, whether or not the Transactions are consummated, each of the Parties will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Exchange or any of the other Transactions.

Section 7.11         Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 7.12         Construction. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.13         Amendment or Waiver.

(a)	This may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by each of the Parties.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by another Party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 7.14         Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 7.15         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Other than as specifically set forth herein, including in Article VI, nothing in this Agreement shall confer on any Person other than the Parties, and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

Section 7.16         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing Date.

ConnectM Technology Solutions, Inc.

By:
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer

Harry Kahn Associates, Inc.

By:
Name:	William F. Mumma Jr.
Title:	Chief Executive Officer

William F. Mumma Jr.

By:
Name:	William F. Mumma Jr.

Phillip V. Perry

By:
Name:	Phillip V. Perry

Exhibit A

Form of Piggyback Registration Rights Agreement

(Attached)

Exhibit B

Promissory Note

(Attached)

Exhibit C-1

Mumma Stock Power

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, William F. Mumma Jr. (“Seller”) hereby assigns, transfers, and conveys to ConnectM Technology Solutions, Inc. all of Seller’s right, title, and interest in and to 45 shares of stock, no stated par value per share, of Harry Kahn Associates, Inc., a New York corporation (the “Company”) and hereby irrevocably appoints the Secretary and the Chief Executive Officer of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: March 10, 2026

William F. Mumma Jr.

By:
Name:	William F. Mumma Jr.

Exhibit C-2

Perry Stock Power

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Phillip V. Perry (“Seller”) hereby assigns, transfers, and conveys to ConnectM Technology Solutions, Inc. all of Seller’s right, title, and interest in and to 45 shares of stock, no stated par value per share, of Harry Kahn Associates, Inc., a New York corporation (the “Company”) and hereby irrevocably appoints the Secretary and the Chief Executive Officer of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: March 10, 2026

Phillip V. Perry

By:
Name:	Phillip V. Perry